Exhibit 3.6

CERTIFICATE OF AMENDMENT

OF

FIFTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EXAGEN DIAGNOSTICS, INC.

Exagen Diagnostics, Inc. (the “Corporation”) originally filed its Certificate of Incorporation with the Secretary of State of Delaware on November 17, 2003, and is organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That the Board of Directors of said Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Fifteenth Amended and Restated Certificate of Incorporation (as amended, the “Certificate”) of said Corporation. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Part A of Article Fourth of the Certificate is hereby amended and restated in its entirety as follows:

“A. The Corporation is authorized to issue two classes of stock: Common Stock and Preferred Stock. The total number of shares which the Corporation may issue is 441,000,000 shares, of which:

(i) 1,800,000 shares are Series A-3 Convertible Preferred Stock and of a par value of one-thousandth of one cent ($0.001) each (hereinafter referred to as the “Series A-3 Preferred Stock”);

(ii) 49,700,000 shares are Series B-3 Convertible Preferred Stock and of a par value of one-thousandth of one cent ($0.001) each (hereinafter referred to as the “Series B-3 Preferred Stock”);

(iii) 42,500,000 shares are Series C Convertible Preferred Stock and of a par value of one-thousandth of one cent ($0.001) each (hereinafter referred to as the “Series C Preferred Stock”);

(iv) 117,500,000 shares are Series D Convertible Preferred Stock and of a par value of one-thousandth of one cent ($0.001) each (hereinafter referred to as the “Series D Preferred Stock”); and

(v) 229,500,000 shares are Common Stock and of a par value of one-thousandth of one cent ($0.001) each (hereinafter referred to as the “Common Stock”).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote (voting together on an as-if-converted basis).”

2. That thereafter, pursuant to a resolution of the Board of Directors and in lieu of a meeting of stockholders, the stockholders gave their approval of said amendment by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3. That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

4. That said amendment shall be executed, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Exagen Diagnostics, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this Fifth day of October, 2015.

Exagen Diagnostics, Inc.

/s/ Ron Rocca
By:	Ron Rocca
Title:	President and Chief Executive Officer